(As filed December 21, 1999)
                                                          File No. 70-8787

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
            --------------------------------------------------------
                         Post-Effective Amendment No. 4
                                   ("POS AMC")
                                       to
                                    FORM U-1
                             APPLICATION/DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            ---------------------------------------------------------

                           New Century Energies, Inc.
                       Public Service Company of Colorado
                              NC Enterprises, Inc.
                            Natural Fuels Corporation
                                1225 17th Street
                           Denver, Colorado 80202-5533

                  (Names of companies filing this statement and
                    addresses of principal executive offices)
              -----------------------------------------------------
                           New Century Energies, Inc.

                 (Name of top registered holding company parent)
             ------------------------------------------------------
                                Teresa S. Madden
                                   Controller
                            New Century Energies, Inc
                           1225 17th Street, Suite 900
                           Denver, Colorado 80202-5533

                    (Name and address of agents for service)

         The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

          William M. Dudley, Esq.            William T. Baker, Jr., Esq.
          New Century Energies, Inc          Thelen Reid & Priest LLP
          1225 17th Street, Suite 600        40 West 57th Street
          Denver, Colorado 80202-5533        New York, New York 10019

         Post-Effective Amendment No. 1, as filed in this proceeding on October 1, 1999, as amended by Post-Effective Amendment No. 2, dated December 15, 1999, and Post-Effective Amendment No. 3, dated December 20, 1999, is hereby further amended as follows:

         Item 3.2 Rule 54 Analysis, is amended and restated to read as follows:
                  ----------------

         "3.2 Rule 54 Analysis. The transactions proposed herein are also
              -----------------
subject to Section 32(h)(4) of the Act and Rule 54 thereunder. Rule 54 provides that, in determining whether to approve any transaction that does not relate to an "exempt wholesale generator" ("EWG") or exempt "foreign utility company" ("FUCO"), the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO upon the registered holding company system if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

         Initially, NCE has complied or will comply with the record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of the NCE system's domestic public-utility company personnel to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail regulatory commissions. Further, none of the circumstances described in Rule 53(b) has occurred or is continuing. Rule 53(c) is inapplicable by its terms because the proposals contained herein do not involve the issue and sale of securities (including any guarantees) to finance an acquisition of an EWG or FUCO.

         At the present time, NCE does not satisfy the requirements of Rule 53(a)(1). Rule 53(a)(1) limits a registered holding company's financing of investments in EWGs if such holding company's "aggregate investment" (as defined in Rule 53(a)(1)) in EWGs and FUCOs exceeds 50% of its "consolidated retained earnings" (also as defined in Rule 53(a)(1)). NCE's "aggregate investment" in all EWGs and FUCOs, pro forma to include NCE's indirect investment in Yorkshire Electricity Group plc ("Yorkshire") and Independent Power Corporation plc ("IPC"), is currently equal to 50.8% of NCE's average "consolidated retained earnings" for the four quarters ended September 30, 1999. However, by order dated February 26, 1999 (the "100% Order"), the Commission has authorized NCE to finance investments in EWGs and FUCOs in an amount up to 100% of NCE's "consolidated retained earnings."1 Accordingly, although NCE's "aggregate investment" exceeds the 50% limitation in Rule 53(a)(1), it is below the 100% limitation authorized in the 100% Order.

         Even if the Commission were to take into account, on a pro forma basis, the effect of the capitalization and earnings of EWGs and FUCOs (including, on a pro forma basis, Yorkshire and IPC) in which NCE has invested, it would have no basis for denying the transactions proposed herein. The transactions proposed relate to an internal reorganization in which an interest in an existing energy-related business would simply be transferred to an associate company, indeed, the same associate company (i.e., PSCo) which owned the investment prior to the merger. Moreover, since the date of the 100% Order, there has been no material change in NCE's consolidated capitalization. As of September 30, 1998, the most recent period for which financial statement information was evaluated in the 100% Order, NCE's consolidated capitalization consisted of 49.4% equity and 50.6% debt. As of September 30, 1999, NCE's consolidated capitalization consisted of 48.9% equity and 51.1% debt. The proposed transactions will have no


-------------------
1    See New Century Energies, Inc., Holding Co. Act Rel No. 26982.

impact on consolidated capitalization on a pro forma basis. NCE believes that this ratio remains within acceptable ranges and limits. Further, NCE's interests in EWGs and FUCOs have contributed positively to its consolidated earnings since the date of the 100% Order."



                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.



                                            NEW CENTURY ENERGIES, INC.
                                            PUBLIC SERVICE COMPANY OF
                                                 COLORADO
                                            NC ENTERPRISES, INC.

                                            By:  /s/ Richard C. Kelly
                                               ---------------------------
                                            Name: Richard C. Kelly
                                            Title:   Executive Vice President

                                            NATURAL FUELS CORPORATION

                                            By:  /s/ Curtis C. Dallinger
                                               ---------------------------
                                            Name: Curtis C. Dallinger
                                            Title:   President

Date:    December 21, 1999